UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant   ☐
Filed by a party other than the Registrant   ☒
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Catapult Fund LLC
Sarissa Capital Hawkeye Fund LP
ISP Fund LP
Sarissa Capital Offshore Master Fund LP
Sarissa Capital Master Fund II LP
Sarissa Capital Athena Fund Ltd
Atom Master Fund LP
Sarissa Capital Fund GP LP
Sarissa Capital Fund GP LLC
Sarissa Capital Offshore Fund GP LLC
Sarissa Capital Management GP LLC
Sarissa Capital Management LP
Alexander J. Denner, Ph.D.
Patrice Bonfiglio
Paul Cohen, M.D.
Mark DiPaolo
Keith L. Horn
Odysseas Kostas, M.D.
Louis Sterling III
Diane E. Sullivan

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This filing contains a press release issued on February 20, 2023 by Sarissa Capital.

SARISSA CAPITAL URGES AMARIN SHAREHOLDERS TO VOTE
“FOR” NECESSARY CHANGE

Sarissa believes Amarin leadership will continue to destroy shareholder value during this critical period; We cannot afford to maintain the status quo

Sarissa has a stellar track record of success and its nominees have the experience and qualifications to help fix the problems at Amarin

Greenwich, CT, February 20, 2023 – Sarissa Capital Management LP (“Sarissa”) today issued the following statement regarding Amarin Corporation plc (NASDAQ: AMRN):

Sarissa urges Amarin shareholders to vote “FOR” necessary change at our upcoming shareholder meeting. The outcome of this meeting will significantly affect the future of Amarin. The decision is one of maintaining the status quo with the current regime which has overseen a tremendous destruction of shareholder value or remaking Amarin for the benefit of shareholders.

Amarin has a uniquely valuable drug Vascepa/Vazkepa that can meaningfully reduce cardiovascular events in patients and save significant resources for health systems worldwide. This highly beneficial and rare profile of Vascepa/Vazkepa has been significantly underutilized by the current regime. Amarin is at a critical juncture where strategic decisions must be made by a board that seeks to leverage the strengths of the company’s assets for the benefit of shareholders. Unfortunately, the current leadership has a history of operational blunders and poor capital allocation decisions. Even more disappointing, the current regime repeatedly attempts to obfuscate the truth with many misstatements about their performance and Sarissa’s stellar track record of success in order to secure votes.

Sarissa did not engage in this proxy contest lightly. We were compelled to do so after witnessing egregious corporate governance and experiencing the painful collapse of the share price, like other shareholders. As Amarin’s largest shareholder with a history of value creation in the cardiovascular space, Sarissa believes it can help fix the company’s problems and unlock the true potential of Amarin with its nominees on the board. We have a stellar track record of success with the average performance of our portfolio companies during the tenure of Sarissa and Sarissa designees being +39.7%.* In contrast, Amarin’s performance under CEO Karim Mikhail and Chairman Per Wold-Olsen were -70.8% and -62.8% respectively.† We believe current Amarin leadership should be accountable to shareholders, the owners of the company, for their poor performance.

We cannot afford to allow the current regime to destroy further shareholder value. Our slate includes Sarissa candidates that helped turn around The Medicines Company until its ultimate sale for nearly $10 billion. We have the qualifications and the experience to help guide Amarin through this critical period.

Please see our latest presentation published February 17, 2023: https://freeamarin.com/wp-content/pdfs/vote-for-change.pdf

We urge all shareholders to vote “FOR” the Sarissa Nominees and “FOR” the removal of Chairman Per Wold-Olsen on or prior to the deadline on Tuesday, February 21, 2023.

You can vote on the blue proxy card or the white proxy card but if you want to fully support Sarissa, you must make sure that all “FOR” boxes are marked on your proxy card (blue or white) before you submit it.

If you have any questions on how to vote, we recommend that you contact Sarissa’s proxy solicitor, D.F. King, by calling (800) 331-7024 or emailing AMRN@dfking.com.

Visit our website at www.freeamarin.com for helpful information about Sarissa and the need for change at Amarin.

IF YOU ALREADY VOTED “FOR” ALL PROPOSALS AND SUBMITTED YOUR BLUE PROXY CARD, THERE IS NOTHING ELSE YOU NEED TO DO TO SUPPORT SARISSA’S NOMINEES. YOU DO NOT NEED TO VOTE AGAIN.

The General Meeting of Amarin shareholders is scheduled for February 28, 2023, BUT TO MAKE SURE YOUR VOTE COUNTS, SUBMIT YOUR VOTE ON OR BEFORE TUESDAY, FEBRUARY 21, 2023.

* Calculated as average price change where a Sarissa or Sarissa-affiliated director held tenure as a board member, for larger Sarissa portfolio positions defined as (≥$50M), between the date immediately preceding their first date-in service and 12/30/2022. Not weighted by investment and not indicative of Sarissa’s investment returns.
† Calculated as price change between the dates 7/30/2021 and 12/30/2022 for CEO Karim Mikhail and 1/7/2022 and 12/30/2022 for Per Wold-Olsen.

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying blue proxy card with the SEC on January 31, 2023, in connection with the solicitation of shareholders of Amarin Corporation plc (the “Company”) at the general meeting of the Company for the election of Sarissa Capital’s slate of highly-qualified nominees (the “General Meeting”). Shareholders are advised to read the definitive proxy statement and other relevant documents related to the General Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov and at www.freeamarin.com. The definitive proxy statement and other relevant documents are also available at no charge by directing a request to Sarissa Capital’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (800) 331-7024).

#FreeAmarin

Contact:	Jean Puong Sarissa Capital Management LP info@sarissacap.com